Exhibit 3.91

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company:  Cypress Energy Partners - Orla SWD, LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

The name Cypress Energy Partners - Orla SWD, LLC is hereby changed to NGL Water Solutions - Orla SWD, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 10th day of May, A.D. 2018.

By:	/s/ DEBBIE SPARKS
Authorized Person(s)

Name:	Debbie Sparks, Asst. Sec.
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 05/11/2018
FILED 10:00 AM 05/11/2018
SR 20183643278 - File Number 5221581